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                                                                 EXHIBIT 10.10

                              EMPLOYMENT AGREEMENT


         This Employment Agreement (the "Agreement") is by and between E-Z Serve Corporation, a Delaware corporation (the "Company"), and Kathleen Callahan-Guion, an individual residing in Alexandria, Virginia (the "Employee"). The parties hereto, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, hereby agree as follows:

1. Employment. The Company hereby employs Employee and Employee hereby accepts employment with the Company subject to the terms and conditions set forth in this Agreement. Employee will use her reasonable best efforts to begin working at the Company by March 17, 1997, but no later than March 24, 1997 (the "Start Date").

2. Term. This Agreement shall be effective immediately upon full execution hereof, but the term of Employee's employment ("Employment Term") shall commence as of the Start Date and continue through the date two (2) years thereafter, unless terminated earlier as provided in this Agreement.

3.       Compensation.

         a. Salary. As compensation for all services of whatever type rendered by Employee in the performance of her duties or obligations under this Agreement, the Company shall in the aggregate pay Employee a base salary of $225,000 per year during the Employment Term.

         b. Bonus. Based on the actual performance of the Company as compared to its budgeted performance, and any other criteria that the Board may determine, during each year of the Employment Term, as determined by the Board of Directors of the Company, Employee's target bonus per year shall be $175,000 ("Bonus").

         c. Additional Compensation. Employee shall receive $5,100 per year for a car allowance and the Company shall pay monthly dues plus a reasonable initiation fee at a club of Employee's choice
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         d.      Relocation Expenses.  Company shall pay or reimburse to
Employee her expenses to relocate to the greater Houston, Texas metropolitan area as follows:

         1. Travel costs for a reasonable number of trips for Employee and her spouse for purposes of locating a residence in the Houston, Texas, area;

         2. Employee's temporary living expenses in the Houston, Texas, area while locating and accomplishing the move to a permanent residence;

         3. Movement of household goods by a commercial carrier to include the following: packing materials, packing labor, loading labor, transportation, unloading labor, unpacking labor, debris pickup and insurance/replacement coverage.

         4. Reasonable closing costs on sale of current residence to include real estate commission paid at settlement (up to 7%), document preparation, notary public, reasonable attorney fees and title insurance.

         5. Reasonable closing costs on the purchase of new residence in Houston to include appraisal fees, credit report, lender's inspection fee, mortgage insurance application fee, settlement or closing fee, title search, title examination fee, attorney's fee, title insurance, recording fees, city/county tax stamps, deed and mortgage, and state tax stamps, deed and mortgage, and loan origination fee (up to 1% of first mortgage principal).

         6.      Loan discount points (up to 2%).

         7. Relocation of two personal vehicles to include the relocation of one vehicle to Houston shortly after the Start Date and the second vehicle at the time of the final move.

         8. An incidental relocation payment equal to two months salary less normal payroll and withholding deductions, payable within 30 days of the Start Date.



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         9.      Such other reasonable and necessary expenses of relocation as may be incurred by Employee and approved by Company.

                 Except for those items set forth in subparagraph 8 hereof, all payments made to or on behalf of Employee pursuant to this paragraph shall be subject to a "tax adder" with respect to federal income taxes only which shall be paid by Company to Employee to offset additional tax liability created by such payments.

         e. Stock Options. When sufficient shares are authorized under the Company's 1991 Stock Option Plan ("1991 Plan"), Employee shall be issued options to purchase 500,000 shares of the Company's common stock under the 1991 Plan at an exercise price of the market price of the shares of common stock as
of the effective date hereof.   When sufficient shares are authorized under the
Company's 1994 Stock Option Plan ("1994 Plan"), Employee shall be issued options to purchase 1,500,000 shares of the Company's common stock under the 1994 Plan at an exercise price of $0.70 per share. Following the first anniversary of the Start Date, Employee's performance shall be evaluated and the Board of Directors may designate Employee as a "Senior Executive" under the 1991 Plan and the 1994 Plan. Further, in the event there should occur prior to the issuance of such options to Employee an event that accelerates the vesting of the options under the 1991 Plan or that permits a participant of the 1994 Plan to sell his or her stock, the Employee shall receive the same economic benefits she would have been entitled to had she been issued the options under the 1991 Plan and the 1994 Plan on the date hereof.

         f. Withholding. All salary, bonus, commissions and any termination payments made pursuant to this Agreement shall be subject to any and all payroll and withholding deductions required by the law of any jurisdiction, state or federal, having taxing authority with respect to such salary, bonus and/or commissions.

4. Other Benefits. In addition to the compensation specified in Section 3 above, Employee also shall be entitled to receive the following benefits as made available on the same terms and conditions to other employees of the Company, all in accordance with such policies as may be established by the
Company:

         a. Annual vacation of four weeks and specified holidays, both with full pay; and

         b. Group hospitalization, major medical, and any long-term disability and life insurance coverages.





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In addition, the Company will reimburse Employee for her medical and dental
COBRA payments during the period, not to exceed 60 days from the Start Date that Employee is not eligible to participate in the Company's benefit plans.

5. Duties. Employee shall be employed as the President and Chief Operating Officer of the Company and shall perform such services and functions for the Company and its subsidiaries as may from time to time be specified by the Chief Executive Officer of the Company or such subsidiaries' respective Boards of Directors.

6. Trade Secrets and Confidential Information. The Company and Employee acknowledge and agree that during the term of her employment with the Company, Employee will have access to certain confidential information relating to the business of the Company, including, but not limited to, corporate books and records, trade secrets, know-how, computer programs, marketing plans, financial information, personnel information, lists of vendors, consultants, customers and suppliers with which the Company does business or has engaged in negotiations, as well as to certain information pertaining to confidential or secret designs, processes, formulae, plans, processes, techniques, procedures, methods, trademarks, patents, copyrights, devices or materials, if any, of the Company (or an affiliate thereof) (collectively, the "Confidential Information"), all of which are of extreme importance to the future financial success of the Company because of the highly specialized nature of the Company' business. To ensure the continued secrecy of the Confidential Information, Employee agrees that she will not, during the term of her employment under this Agreement, or at any time thereafter, divulge, furnish or make accessible to anyone (other than in the ordinary course of business of the Company or any affiliate thereof), any knowledge or information with respect to any of the Confidential Information relating to the business of the Company. Upon the termination of Employee's employment with the Company, Employee shall not take from the premises of the Company and shall return to the premises, if previously taken, any such Confidential Information and any records, files or other documents, or copies thereof, relating to the business or affairs of the Company. The obligations of this paragraph shall not apply to any (i) use or disclosure of any information in the enforcement of Employee's rights hereunder; (ii) information that is now or later becomes publicly available through no fault of Employee; (iii) information obtained by Employee from a third party, other than in connection with Employee's employment by the Company, without any obligation of secrecy or confidentiality; (iv) information independently developed by Employee without reference to any Confidential Information; (v) any disclosure required by applicable law, provided that Employee shall use reasonable efforts to give advance notice to and cooperate with Company in connection with any such disclosure; and (vi) any disclosure with the consent of Company.





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7.       Termination.

         a. Employee's employment by the Company shall terminate immediately upon the death or permanent disability of Employee. Employee shall be deemed permanently disabled if deemed so in accordance with the terms of the 1994 Plan.

         b. Employee may voluntarily terminate her employment with the Company by giving 60 days written notice to the Company prior to Employee's desired termination date.

         c. The Company may terminate Employee's employment with the Company by giving 60 days written notice to the Employee prior to the proposed termination date.

         d. The Company may also terminate Employee's employment for Cause (as defined in the 1994 Plan) by giving 24 hour written notice to the Employee prior to the proposed effectiveness of the termination ("Cause Termination").

         e. Any termination caused other than by Employee's death shall not, however, relieve Employee of her obligations pursuant to Section 6 hereof.

8. Continuing Rights Upon Termination of Employment. Immediately upon the effectiveness of the termination of Employee's employment with the Company, all rights of the Employee to receive any payment hereunder shall immediately cease, except as follows:

         a. In the event Employee voluntarily terminates her employment with the Company for any reason, Employee shall receive any payments due and payable or which have accrued under this Agreement at the time of termination; provided, however, that no Bonus payment under paragraph 3.b above shall accrue or be payable for the year of termination or any subsequent year thereafter.

         b. In the event of Employee's termination of employment by the Company for any reason other than a Cause Termination, Employee shall be entitled to a lump sum severance payment on the date of termination in the amount of $225,000.

         c. In the event of a Cause Termination, Employee shall not receive any payments under this Agreement other than pursuant to clause (a) of this Section 8.

9. Acknowledgments of Employee. Employee hereby acknowledges that her execution of this Agreement is given in consideration of the Company's employment of Employee




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under the terms and conditions contained in this Agreement and Employee acknowledges that this is adequate consideration.

10.      Miscellaneous.

         a. Notice. Any notice, request, reply, instruction, or other communication provided or permitted in this Agreement must be given in writing and may be served (i) by depositing same in the United States mail in certified or registered form, postage prepaid, addressed to the party or parties to be notified with return receipt requested, (ii) by telecopy with a confirming copy forwarded as in clause (i) or (iii) by delivering the notice in person to such party or parties. Notice deposited in the United States mail in the manner herein prescribed shall be effective on dispatch. Notice by telecopy shall be effective upon confirmation of a completed transmittal. Written notice given by delivery or by certified or registered mail shall be effective upon actual receipt by the party to be notified. For purposes of notice, the address of Employee, her spouse, any purported donee or transferee or any administrator, executor or legal representative of Employee or her estate, as the case may be, shall be as follows:


                          Kathleen Callahan-Guion
                          419 North Fairfax Street
                          Alexandria, Virginia 22314

The address of the Company for purposes of notice hereunder shall be:

                          E-Z Serve Corporation
                          2550 North Loop West, Suite 600
                          Houston, Texas 77092
                          Telecopy: (713) 684-4367

Employee and the Company shall have the right to change their respective addresses by giving notice as provided herein.

         b. CONTROLLING LAW. THE EXECUTION, VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

         c. Entire Agreement/Amendment. This Agreement contains the entire agreement of the parties hereto and supersedes any prior written or oral agreements among





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the parties with respect to the subject matter hereof.  The Agreement may be amended only by an agreement in writing signed by the parties hereto.

         d. Separability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Company and Employee shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

         e. Effect of Agreement; Assignment. This Agreement shall be binding on Employee and her heirs, executors, administrators, legal representatives and successors and the Company and its successors and assigns. This Agreement may not be assigned by Employee. This Agreement may be assigned by the Company to any entity acquiring its business or substantially all of its assets (whether through an acquisition or by the dissolution of the Company or by the transfer of the business of the Company to an affiliate of the Company), and Employee specifically consents to such future assignment.

         f. Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

         g. Waiver of Breach. The waiver by the Company or Employee of a breach of any provision of the Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.

         EXECUTED AND EFFECTIVE this 4th day of March,1997.

                                        E-Z SERVE CORPORATION



                                        By: /s/ Neil H. McLaurin
                                           -----------------------------
                                            Neil H. McLaurin
                                            Chairman and Chief Executive
                                            Officer





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                                        EMPLOYEE:



                                        /s/ Kathleen Callahan-Guion
                                         ---------------------------
                                            Kathleen Callahan-Guion





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